Exhibit 10.2

WORKHORSE GROUP INC.

100 Commerce Drive

Loveland, Ohio 45140

August 9, 2017

Julio Rodriguez

Re:	Executive Retention Agreement between Workhorse Group Inc. (the “Company”) and Julio Rodriguez dated May 19, 2017 (the “Agreement”)

Mr. Rodriguez:

Reference is hereby made to that certain Agreement between the Company and you. As agreed, effective today, your title with the Company is now Chief Information Officer. As such, the Agreement shall be amended as follows:

1.	Section 1.2 of the Agreement shall be amended and restated as follows:

“The Executive’s job responsibilities will comprise of setting objectives and strategies for the IT department, selecting and implement suitable technology to streamline all internal operations and help optimize their strategic benefits, designing and customizing technological systems and platforms to improve customer experience, planning the implementation of new systems and provide guidance to IT professionals and other staff within the organization, approving purchases of technological equipment and software and establish partnerships with IT providers, overseeing the technological infrastructure (networks and computer systems) in the organization to ensure optimal performance, directing and organize IT-related projects, monitoring changes or advancements in technology to discover ways the company can gain competitive advantage, analyzing the costs, value and risks of information technology to advise management and suggest actions.”

2.	Section 2.1.1 of the Agreement shall be amended and restated as follows:

“Annual Salary. The Executive’s current base salary of $250,000 per annum, subject to periodic review and modification which may not be adjusted downward by the Company’s Board of Directors (the “Board”) as may be delegated to the Compensation Committee of the Board (references herein to the Compensation Committee shall include reference to the Board if no such Committee exists at any time) at such time or times as it shall determine. The Company’s Compensation Committee shall also from time to time, in its discretion, determine the type and amount of other forms of compensation for Executive’s service with the Company (including, without limitation, stock options or other forms of equity awards).”

3.	Section 2.1.3 of the Agreement shall be amended and restated as follows:

Options. The Executive will be provided with an initial grant of options to purchase 300,000 shares of common stock, which shall vest over four (4) years in equal quarterly installments of 18,750 shares per quarter commencing June 30, 2017.  The exercise price of the options shall be $5.28 per share and the term shall be ten years. The Executive has agreed that such options shall not be exercisable until such time that the Company has adopted its 2017 Stock Incentive Plan and increased its authorized shares of common stock, which such restriction may be waived by the Board of Directors in its sole discretion. The Executive may be eligible for additional equity incentive grants, subject to Executive’s continued employment and satisfactory job performance, which may be made from time to time, by the Board, on the same terms as other executive employees of the Company. Terms and conditions of all the equity incentive grants, will be in accordance with the terms of the Company’s Equity Incentive Plan in effect at the time of each such grant.

Please sign below indicating that you have agreed with the above terms.

Sincerely,
Workhorse Group Inc.

By:	/s/ Stephen S. Burns
Stephen S. Burns Chief Executive Officer

ACKNOWLEDGED AND AGREED:

Executive

/s/ Julio Rodriguez

Julio Rodriguez

2